Exhibit 10.02

SUBORDINATED PROMISSORY NOTE
$500,000.00	May __, 2011

FOR VALUE RECEIVED, Paxton Energy, Inc., a Nevada corporation, whose principal office is located at 295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449 (Mailing Address: P.O. Box 1148 Zephyr Cove, NV89448-1148), and PaxAcq Inc., a Louisiana corporation, whose address is 8550 United Plaza Blvd. Bldg. II Ste 305, Baton Rouge LA 70809 (collectively, the “Makers”), jointly and severally, promise to pay to the order of Montecito Offshore, L.L.C., a Louisiana limited liability company (“Payee”), whose mailing address is 909 Poydras Street, Ste 2200, New Orleans, LA 70112 (“Payee”), at the foregoing address or at such other address as the holder hereof may from time to time specify in writing, in lawful money of the United States of America, the principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), together with interest from the date of execution and delivery hereof on the unpaid principal balance of such principal at a rate equal to nine percent (9.00%) per annum.

Maturity Date.  All unpaid principal, together with unpaid and accrued interest, shall be due and payable ninety (90) days from the date of execution and delivery of this Note.

Payment.  This Note may be prepaid at any time without penalty.  Makers will make all cash payments due under the Notes in immediately available funds on the date such payment is due in the manner and at the address set forth above.

Security.  This Indebtedness will be secured by a second lien mortgage on interest in Vermillion Block 179 in the Gulf, more particularly described in the first lien Mortgage thereon securing the Company’s Senior Indebtedness.  The term “Senior Indebtedness” shall mean principal and interest on indebtedness of Makers under Two Million Five Hundred Thousand Dollars ($2,500,000) of senior debt in favor of a group of investors in a Convertible Secured Debenture Offering that will be secured by assets being acquired under an Asset Sale Agreement with Payee.

By acceptance of this Note, Payee agrees to the terms and provisions of this Note and agrees to execute and deliver such documents as may be reasonably requested from time to time by Makers or any holder of Senior Indebtedness to evidence, better evidence, or implement its provisions.

       Events of Default and Remedies.  At the option of the holder of this Note, the entire unpaid principal balance of, and all accrued interest on, this Note shall immediately become due and payable upon the occurrence at any time of any one or more of the following (herein referred to as an "Event of Default"):

a) The Makers  shall fail to pay the principal of or interest on this Note as and when the same becomes due and payable in accordance with the terms hereof;

b) The Makers shall fail to perform any other covenant, condition, obligation or agreement set forth in this Note or, the Mortgage securing this obligation;

c) The Default of any provision or term of the Senior Indebtedness or the first lien mortgage securing the same.

 If an Event of Default shall occur, Payee may (a) declare the entire balance of this Note, principal and interest,  immediately due and payable; (b) exercise any rights under the Note or the Mortgage securing the  Note; and (c) exercise any other remedy provided by law or equity.  No remedy referred to herein is intended to be exclusive, but each shall be cumulative, and the exercise or beginning of exercise by Payee under of any one or more of such remedies should not preclude the simultaneous or later exercise of any or all of such remedies.  Any failure of the Payee to exercise any rights or remedies available to Payee  if an Event of Default should occur shall not constitute a waiver of Payee’s  right to exercise such rights or remedies in the event of any subsequent Event of Default.

In the event of default, interest at the highest rate allowed by law will accrue on the then unpaid balance of the Note. In no event however shall the amount of interest due hereunder exceed the maximum rate of interest allowed by applicable law.

Binding.  The rights and obligations of Makers and Payee shall be binding upon and benefit the successors, assigns, and transferees of the parties. Any provision of this Note may be amended, waived, or modified upon the written consent of the Makers and Payee.

Notices.  All notices, requests, demands, consents, instructions, or other communications required or permitted hereunder shall in writing and mailed, or delivered to each party at the respective addresses of the parties as set forth herein, or at such other address as Makers or Payee shall have furnished to the other party in writing.  All such notices and communications will be deemed effectively given the earlier of: (i) when received; (ii) when delivered personally; (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation); (iv) one (1) business day after being deposited with an overnight courier service of recognized standing; or, (v) four (4) days after being deposited in the U.S. mail, first class with postage prepaid.

Maximum Legal Rate.  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

Waivers by Makers.  Makers hereby waive notice of default, presentment, or demand for payment, protest or notice of nonpayment, or dishonor and all other notices or demands relative to this instrument.

Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to the conflicts of law provisions of any other state.

Notices.  All notices, payments, and other communications required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be deemed given: (i) when personally delivered; or (ii) one (1) business day after timely delivery to Federal Express, United Parcel Service or other nationally recognized courier for overnight delivery, charges prepaid, in each case addressed to the addressee at the address set forth above.  Either party may change its addressee, address, fax number, or email address for notice purposes by a notice given in accordance with this Agreement.

Severability.  If any term, provision, covenant, or condition of this Note is held to be invalid, void, or unenforceable, the remaining provisions of this Note shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

Makers. The term Makers as used herein shall mean all parties so designated in this Note and the singular number includes the plural.

Attorney Fees.  Makers agree to pay all costs, expenses, and reasonable attorneys’ fees incurred by the holder collecting this Note or in pursuing or defending any right or remedy the holder has under this Note. Principal and interest shall be payable in lawful money of the United States.

Limitation of Liability.  The obligations of the parties are acknowledged to be solely entity obligations, and no officer, director, employee, agent, representative, manager, member, owner, or controlling person of any such entity shall be subject to any personal liability to any person or other party, nor will any such claim be asserted by or on behalf of any party or affiliates of such party.

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date set forth above.

Makers:

PAXTON ENERGY, INC.	PAXACQ, INC.
a Nevada corporation	a Louisiana corporation

By:_________________________________	By:_________________________________
Its:______________________________	Its:______________________________